Exhibit 5

                               Opinion of Counsel



                  [Letterhead of Leagre Chandler & Millard LLP]

February 29, 2000

Anacomp, Inc.
12365 Crosthwaite Circle
Poway, California 92064

         Re: Form S-8 Registration Statement of Anacomp, Inc. Amended and Restated 1996 Long-Term Incentive Plan

Ladies and Gentlemen:

         We have acted as counsel for Anacomp, Inc., an Indiana corporation (the "Company"), in connection with the above-referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering 750,000 shares of the Company's common stock, $0.01 par value ("Common Stock"), that may be offered and sold pursuant to the grant and exercise of awards under the Anacomp, Inc. Amended and Restated 1996 Long-Term Incentive Plan (the "Plan"). This opinion is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

         In connection with this opinion, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.   The Company's Articles of Incorporation, as amended to date;

2.   The Company's Bylaws, as amended to date;

3. Resolutions relating to the adoption and approval of the Plan (the "Resolutions");

4.   The Registration Statement; and

5.   The Plan.

         We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

         For purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies;
(iii) that the Common Stock will be issued pursuant to the terms of the Registration Statement; (iv) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Common Stock; and (v) that no changes will occur in the applicable law or to the pertinent facts prior to the issuance of the Common Stock.

         Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the 750,000 shares of Common Stock that may be issued pursuant to the terms of the Plan are validly authorized and, when
(a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with, and (b) the shares of Common Stock have been delivered against payment therefore as contemplated by the Registration Statement and the Plan, the Common Stock will be legally issued, fully paid and non-assessable.

         This opinion is solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement, and no person or entity may rely upon this opinion without the prior written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereof.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                              Very truly yours,


                                             /s/ Leagre Chandler & Millard LLP

                                             Leagre Chandler & Millard LLP